Exhibit 10.1
[Form Agreement for CEO]
FISCAL YEAR 2012
MANAGEMENT INCENTIVE PLAN
BONUS AGREEMENT
     This SYSCO CORPORATION FISCAL YEAR 2012 MANAGEMENT INCENTIVE PLAN BONUS AGREEMENT (this “Agreement”) was adopted by the Committee pursuant to the Sysco Corporation 2009 Management Incentive Plan (the “Plan”) (a copy of which is attached as Exhibit 1) and agreed to by the Company and William J. DeLaney (“Executive”) effective August ___, 2011. This Agreement is effective for the fiscal year ending June 30, 2012 (the “Plan Year”). Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Plan.
          1. Calculation of Bonus.
          (a) Notwithstanding anything to the contrary contained herein, and subject to the further adjustments and limitations provided for in the Plan and Section 1(c) of this Agreement, the bonus Executive may earn under this Agreement shall equal 110% of the Objective Performance Bonus determined under Section 1(b) below (the “Maximum Bonus”).
          (b) Objective Performance Bonus. The Objective Performance Bonus shall equal the sum of the following:

	(i) Company Earnings Growth Bonus —

Bonus Target Amount	X	Company Earnings Growth Bonus Percentage	X	50%	=	Company Earnings Growth Bonus

	(ii) Company Sales Growth Bonus —

Bonus Target Amount	X	Company Sales Growth Bonus Percentage	X	30%	=	Company Sales Growth Bonus

	(iii) Company Capital Efficiency Bonus —

Bonus Target Amount	X	Company Capital Efficiency Bonus Percentage	X	20%	=	Company Capital Efficiency Bonus
Each of the above components of Executive’s bonus shall be calculated and awarded independently. Executive will not receive one or more of the components of the bonus set forth in this Section 1(b) if the Company does not achieve the “Threshold” level of performance as set forth in the applicable Table B attached hereto. For purposes of illustration, if the Company achieves the threshold Increase in Sales and Return on Invested Capital but does not achieve the threshold Increase in Earnings Per Share, each as set forth in the applicable Table B attached hereto, Executive will receive a Company Sales Growth Bonus and Company Capital Efficiency Bonus but will not receive a Company Earnings Growth Bonus for the Plan Year.
          (c) Adjustment to Bonus. The Committee shall have the discretion to adjust the bonus calculated pursuant to Section 1(a) above to equal an amount determined using as a base the Objective Performance Bonus calculated pursuant to Section 1(b) above and adjusted as described below. The Committee may adjust the Objective Performance Bonus based on the Committee’s evaluation of Executive’s achievement of the strategic goals set forth on Exhibit 2, attached hereto (the “Adjusted Objective Performance Bonus”). In calculating the Adjusted Objective Performance Bonus, the Committee may increase the Objective Performance Bonus by up to 10% or reduce the Objective Performance Bonus by up to 20% pursuant to this Section 1(c), but in no event shall the amount payable to Executive pursuant to this Section 1(c) exceed the Maximum Bonus set forth in Section 1(a) above for the year in which the bonus was earned.
          (d) General Rules Regarding Bonus Calculation.
               (i) Consistent Accounting. In determining whether or not Executive is entitled to a bonus under this Agreement, the Company’s accounting practice and generally accepted accounting principles (“GAAP”) shall be applied on a basis consistent with prior periods, and such determination shall be based on the calculations made by the Company, approved by the Committee and binding on Executive. Notwithstanding the foregoing, if there is any material change in GAAP during a Plan Year that results in a material change in accounting for the revenues or expenses of the Company the calculations of the relevant Table B percentage for the Plan Year (the “GAAP Change Year”) shall be made as if such change in GAAP had not occurred during the GAAP Change Year. In determining the Increase in Earnings Per Share for the Company in the year following the GAAP Change Year, the calculation shall be made after taking into account such change in GAAP.
               (ii) Tax Law Changes. If the Internal Revenue Code is amended during the Plan Year and, as a result of such amendment(s), the effective tax rate applicable to the earnings of the Company (as described in the Income Taxes footnote to the financial statements contained in the Company’s annual report to the Securities and Exchange Commission on Form 10-K for the Plan Year) changes during the year, the calculation of the relevant Table B percentages for such Plan Year (the “Rate Change Year”) shall be made as if such rate change had not occurred during the Rate Change Year. In determining the Increase in Earnings Per Share for the Company in the year following the Rate Change Year, the calculation shall be made after taking into account such rate change.
          2. Performance Metric Adjustments. Certain items of revenue, expense, gain, losses or other adjustments may be excluded from the determination of the relevant performance metrics used to determine Executive’s bonus under this Agreement. Such items will be taken into account in the determination of Executive’s bonus in accordance with the following:
               (a) Business Transformation Expenses: — Expenditures relating to the Company’s Business Transformation Project determined in accordance with GAAP and past Company practice as disclosed in the Company’s books and records as “Project 212 Costs” (“Business Transformation Expenses”) shall initially be excluded from the calculation of the performance metrics used to determine Executive’s bonus under this Agreement provided however, the Committee may include all or any portion of such Business Transformation Expenses in the determination of Executive’s bonus hereunder in its discretion, if the Committee determines that the inclusion of all or any portion of such Business

Transformation Expenses will not impact the Company’s ability to deduct all or any portion of the bonus payable to Executive under this Agreement under Section 162(m) of the Code.
               (b) Multi-Employer Pension Adjustments: — Adjustments resulting from the Company’s or an Operating Company’s complete or partial withdrawal from a multi-employer pension plan sponsored by a third party in which the Company or one of its Operating Companies participates (“Pension Adjustments”). The amount of any such adjustments shall be determined in accordance with GAAP. Pension Adjustments shall initially be excluded from the calculation of the performance metrics used to determine Executive’s bonus under this Agreement; provided however, the Committee may include all or any portion of such Pension Adjustments in the determination of Executive’s bonus hereunder in its discretion, if the Committee determines that the inclusion of all or any portion of such Pension Adjustments will not impact the Company’s ability to deduct all or any portion of the bonus payable to Executive under this Agreement under Section 162(m) of the Code.
               (c) Acquisitions and Divestitures: — Operating results, acquisition and divestiture expenses (including any applicable break up fees), acquisition debt, if any, and any gains or losses relating to or resulting from (i) an acquisition by the Company of stock (or other equity interest) or substantially all of the assets of a corporation, partnership, limited liability company or other entity for a purchase price in excess of $40 million; and (ii) a divestiture of an Operating Company or operating division of the Company (including a sale of all or substantially all of the assets thereof) for a sale price in excess of $40 million shall be excluded from the determination of Executive’s bonus under this Agreement.
               (d) Other Extraordinary Events. Notwithstanding the foregoing, the Committee may, in its sole discretion, include or exclude from the determination of the relevant performance metrics the results of certain items not otherwise contemplated by this Section 2 if the Committee determines that the inclusion or exclusion of such extraordinary items will not impact the Company’s ability to deduct all or any portion of the bonus payable to Executive under this Agreement under Section 162(m) of the Code.
          3. Payment. Within ninety (90) days following the end of the Plan Year, the Company shall determine and the Committee shall approve the amount of any bonus earned by Executive under this Agreement. Such bonus shall be payable in the manner, at the times and in the amounts provided in the Plan.
          4. Clawback of Bonus. In accordance with the Company’s incentive payment clawback policy, in the event of a restatement of financial results (other than a restatement due to a change in accounting policy) within thirty-six (36) months of the payment of a bonus under this Agreement, and in connection with such restatement the Committee determines in its sole and absolute discretion, that the bonus paid to Executive under this Agreement for the Plan Year would have been lower had it been calculated based on such restated results (the “Adjusted MIP Bonus”), then the Company shall have the right, subject to applicable governing law, to recoup from Executive, in such form and at such time as the Committee determines in its sole and absolute discretion, the excess of the amount of the incentive payment previously paid to Executive pursuant to this Agreement (without regard to amounts deferred by Executive under the Company’s executive benefit plans) over the Adjusted MIP Bonus (the “Excess Payment”). Executive hereby agrees that Executive shall promptly repay to the Company the amount of any Excess Payment received by Executive pursuant to this Agreement at the time or times and in the form determined by the Committee.
          5. Confidentiality. Executive hereby acknowledges and agrees that the target performance levels set forth on Table B, attached hereto, constitute confidential information of the Company, subject to the prohibition on disclosure of confidential information under Sysco’s Code of Conduct. Any disclosure of the target performance levels by Executive prior to the time such target performance levels are disclosed to or known by the public, as determined by the Committee, will result in the forfeiture by Executive of any bonus otherwise payable to Executive under this Agreement for the Plan Year.
          6. Definitions.
               (a) For Calculations Regarding Table B:
                    (i) Total Invested Capital: — for any given fiscal year, and with respect to the Company, the sum of the following:
(AA) Stockholder’s Equity: — the average of the amounts outstanding for the Company (determined in accordance with Section 2(C) hereof) at the end of each fiscal quarter for which the computation is being made (quarterly average basis).
(BB) Long-Term Debt: — the average of the long-term portion of the debt of the Company (determined in accordance with Section 2(C) hereof) outstanding at the end of each fiscal quarter for which the computation is being made (quarterly average basis).
                    (ii) Return on Invested Capital: — the Return on Invested Capital for the Company is expressed as a percentage and is computed by dividing the Company’s net after-tax earnings, as it may be adjusted pursuant to Section 2, for the Plan Year by the Company’s Total Invested Capital for the Plan Year, as it may be adjusted pursuant to Section 2.
                    (iii) Percentage Increase in Earnings Per Share: — the Percentage Increase in Earnings Per Share is expressed as a percentage and is computed by comparing the Company’s net after-tax fully diluted earnings per share of the Company, as it may be adjusted pursuant to Section 2, for the Plan Year over the prior fiscal year’s net after-tax fully diluted earnings per share of the Company, as it may be adjusted pursuant to Section 2.
                    (iv) Percentage Increase in Sales: — the Percentage Increase in Sales, with respect to the Company, is expressed as a percentage and is computed by comparing the Company’s sales, as they may be adjusted pursuant to Section 2, for the Plan year to the Company’s sales for the prior fiscal year, as they may be adjusted pursuant to Section 2.
                    (v) Company Earnings Growth Bonus Percentage: — the percentage determined from Table B-Fully Diluted EPS Growth, attached hereto, which coincides with the Company’s Percentage Increase in Earnings Per Share for the Plan Year.
                    (vi) Company Sales Growth Bonus Percentage: — the percentage determined from Table B-Sales Growth, attached hereto, which coincides with the Company’s Percentage Increase in Sales for the Plan Year.
                    (vii) Company Capital Efficiency Bonus Percentage: — the percentage determined from Table B — Return on Invested Capital, attached hereto, which coincides with the Company’s Return on Invested Capital for the Plan Year.

               (b) Method of Calculating Quarterly Averages: — In determining the average amount outstanding of stockholders’ equity, and long-term debt under paragraphs 6(a)(i)(A) and 6(a)(i)(B), above, such averages shall be determined by dividing five (5) into the sum of the amounts outstanding of the relevant category at the end of each of the four quarters of the relevant fiscal year plus the amount outstanding of the relevant category at the beginning of the relevant fiscal year.
               (c) Bonus Target Amount: — Executive’s Target Bonus Percentage for the Plan Year multiplied by the Executive’s base salary as of the end of the relevant Plan Year.
               (d) Target Bonus Percentage: — 150%
     7. Term of Agreement. This Agreement shall remain effective for the Plan Year (i.e., the fiscal year ending June 30, 2012) and until any amounts due and payable to the Executive pursuant to this Agreement are paid; provided however, that Section 4 of this Agreement shall survive the termination of this Agreement until such time the Committee determines whether there is any Excess Payment due from Executive and the payment of any such Excess Payment pursuant to Section 6 of this Agreement is paid to the Company.
     8. No Employment Arrangement Implied. Nothing in this Agreement or the Plan shall imply any right of employment for Executive, and except as set forth in Section 9 of the Plan with respect to a Change of Control or as otherwise determined by the Committee, in its discretion, if Executive is terminated, voluntarily or involuntarily, with or without cause, prior to the end of the Plan Year, Executive shall not be entitled to any bonus for the Plan Year regardless of whether or not such bonus had been or would have been earned in whole or in part, but any unpaid bonus earned with respect to a prior fiscal year shall not be affected.
     9. Plan Provisions Shall Govern. This Agreement is subject to and governed by the Plan and in the case of any conflict between the terms of this Agreement and the contents of the Plan, the terms of the Plan will control.
     10. Governing Law. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principle of conflict of laws.
     11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
     12. Severability. Provided the other provisions of this Agreement do not frustrate the purpose and intent of the law, in the event that any portion of this Agreement shall be determined to be invalid or unenforceable to any extent, the same shall to that extent be deemed severable from this Agreement, and the invalidity or unenforceability thereof shall not affect the validity and enforceability of the remaining portion of this Agreement.
     13. Amendment and Termination. The Company may amend this Agreement at any time without the approval of Executive up to and until the day that is ninety (90) days after the beginning of the Plan Year. The Company may amend this Agreement at any time that is more than ninety (90) days after the beginning of the Plan Year without the approval of the Executive; provided however no amendments will be permitted to this Agreement that would directly or indirectly cause the compensation under this Agreement to fail to qualify as “performance based compensation” as that term is defined in Section 162(m) of the Code. Notwithstanding anything to the contrary contained in this Agreement, the Company may terminate this Agreement at any time during the Plan Year and Executive shall not be entitled to any bonus under this Agreement for the Plan Year regardless of when during the Plan Year this Agreement is terminated.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Executive has executed this Agreement as of the day and year first written above.

SYSCO CORPORATION		EXECUTIVE

By:
	Russell Libby	William J. DeLaney
	Vice President, General Counsel	President and Chief Executive Officer
and Corporate Secretary

EXHIBIT 1
“PLAN”

EXHIBIT 2
CEO’s Strategic Goals

Weighting	Strategic Goal
30%	1) Continue to Effectively Carry Out Implementation of Business Transformation Initiative — Relative to Projected Timing, Benefits and Costs

20%	2) Further Improve Customer Retention as Measured By:

20%	3) Successfully Execute Board Approved Strategic Acquisitions

10%	4) Communicate Broadly the Strategic Direction of the Corporation to All Key Stakeholders

20%
5)    Make Continued Strides Toward Implementing an Effective Human Capital Plan — Including High Level Succession Planning, Enhanced Diversity Initiatives, and Filling Key Open/New Positions (SVP Marketing, VP Communications)

CONFIDENTIAL
TABLE B
COMPANY PERFORMANCE BONUS
Attached
THE PERFORMANCE TARGETS SET FORTH ON THIS TABLE B CONSTITUTE “CONFIDENTIAL INFORMATION” AND ANY DISCLOSURE OF SUCH PERFORMANCE TARGETS BY A PARTICIPANT PRIOR TO THE TIME SUCH PERFORMANCE TARGETS BECOME PUBLIC INFORMATION WILL RESULT IN SUCH PARTICIPANT FORFEITING HIS OR HER RIGHTS TO A BONUS UNDER THIS PROGRAM.